UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2018 (March 15, 2018)

VANDA PHARMACEUTICALS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34186	03-0491827
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Pennsylvania Avenue NW Suite 300E Washington, DC	20037
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (202) 734-3400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 15, 2018, Vanda Pharmaceuticals Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc. and Jefferies LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”), relating to the public offering (the “Offering”) of 5,500,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at an offering price to the public of $17.00 per share (the “Offering Price”). Under the terms of the Underwriting Agreement the Company has also granted the Underwriters a 30-day option to purchase up to an additional 825,000 shares of Common Stock. The net proceeds to the Company from the sale of the Common Stock are expected to be approximately $87.6 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company, assuming no exercise by the Underwriters of their option to purchase additional shares. The offering is expected to close on or about March 20, 2018, subject to the satisfaction of customary closing conditions.

The Company intends to use the net proceeds from this offering for commercial, research and development activities and other general corporate purposes.

The Common Stock is being offered and sold pursuant to the Company’s effective shelf registration statement on Form S-3 and an accompanying prospectus (Registration Statement No. 333-205513) filed with the Securities and Exchange Commission (the “SEC”) on July 6, 2015 and declared effective by the SEC on July 21, 2015 and a preliminary and final prospectus supplement filed with the SEC in connection with the Company’s takedown relating to the offering. A copy of the opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP relating to the legality of the issuance and sale of the Common Stock in the offering is attached as Exhibit 5.1 hereto.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

The foregoing is only a brief description of the material terms of the Underwriting Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Underwriting Agreement that is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated by reference herein.

ITEM 8.01. OTHER EVENTS

On March 15, 2018, the Company issued a press release announcing that it had priced the Offering. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated March 15, 2018 by and among the Company, Citigroup Global Markets Inc. and Jefferies LLC, as representatives of the several underwriters named therein

5.1	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

23.1	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (contained in Exhibit 5.1)

99.1	Press Release of Vanda Pharmaceuticals Inc., dated March 15, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANDA PHARMACEUTICALS INC.

Dated: March 16, 2018	By:	/s/ Richard L. Gulino
Richard L. Gulino
Senior Vice President, General Counsel